Credit Suisse International Focus Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended April 30, 2003


Portfolio:			Credit Suisse International Focus Fund


Security:			China Telecom Corp. LTD ADR


Date Purchased:			11/07/02


Price Per Share:		$18.60


Shares Purchased
by the Portfolio *:		123,000


Total Principal Purchased
by the Portfolio *:		$2,287,800


% of Offering Purchased
by the Portfolio:		0.16278%


Broker:				Morgan Stanley & Co., Inc.


Member:				CS First Boston